EXHIBIT 10.8


                        STOCK OPTION REPLACEMENT PROGRAM
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In keeping with the company's philosophy of encouraging stock ownership by officers and employees, the company offers several programs which allow officers and key employees to elect to receive stock options in lieu of some or all of the compensation earned under certain incentive plans or as sales commissions. By foregoing such compensation for stock options, the variable "at risk" component of each officer's or employee's compensation package is increased, motivating them to perform to enhance shareholder value over the long term. Under the program, the amount of the stock option grants are determined by the Compensation Committee of the Board of Directors and to date have primarily been on the basis of $4 in fair market value of stock options for each $1 of compensation foregone.